WELWIND ENERGY INTERNATIONAL CORPORATION
2008 EQUITY INCENTIVE PLAN
STOCK AWARD AGREEMENT FOR RESTRICTED STOCK

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Welwind Energy International Corporation 2008 Equity Incentive Plan.

1.    NOTICE OF RESTRICTED STOCK GRANT

You have been granted restricted shares of Common Stock, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:
Total Number of Shares Granted:
Purchase Price per Share:	$
Fair Market Value per Share:	$
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
[Subject to Section 2.8 below, the first [__]% of the Shares subject to this Stock Award Agreement shall vest on the Vesting Commencement Date, and [__]% of the Shares subject to this Stock Award Agreement shall vest each [month/quarter/year] thereafter, subject to the Awardee continuing to be a Service Provider on such dates. Vesting shall accelerate as provided in Section 2.3 below.]

2.    AGREEMENT

2.1    Grant of Restricted Stock. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Shares set forth in Section 1. The granted Shares may be subject to a purchase price, as set forth in Section 1.

2.2    Purchase of Restricted Stock. If the granted Shares are subject to a purchase price, as set forth in Section 1 above, the Awardee shall have the right to purchase such Shares at the specified purchase price in accordance with such procedures as may be established by the Administrator from time to time. During any California Qualification Period, the Awardee may not transfer the right to purchase Shares under this Award other than by will, by the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act of 1933, as amended, as the Administrator may determine.

2.3    Vesting. The Awardee shall vest in the granted Shares in accordance with the vesting schedule provided for in Section 1 above; provided, however, that the Awardee shall cease vesting in the granted Shares upon the Awardee's Termination of Service. [Notwithstanding the foregoing, the Awardee shall vest in all granted Shares if the Company is subject to a Change in Control before the Awardee's Termination of Service, and the Awardee is subject to a Termination of Service resulting from: (i) the Awardee's involuntary discharge by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Awardee's resignation for Good Reason (defined below) in anticipation of or within 24 months after the Change in Control.]

[The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any Affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any Affiliate that results or will result in material harm to the Company or any Affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any Affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an Affiliate; or (7) violation of a material Company policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the Affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice that the Awardee's principal workplace will be relocated by more than 50 miles.]

2.4    Risk of Forfeiture.

(A)    General Rule. The granted Shares shall initially be subject to a risk of forfeiture. The Shares subject to a risk of forfeiture shall be referred to herein as "Restricted Shares." The Awardee may not transfer, assign, encumber, or otherwise dispose of any Restricted Shares other than in accordance with this Stock Award Agreement and the Plan. If the Awardee transfers any Restricted Shares in accordance with this Stock Award Agreement and the Plan, then this Section shall apply to the transferee to the same extent as to the transferor.

(B)    Lapse of Risk of Forfeiture. The risk of forfeiture shall lapse as the Awardee vests in the granted Shares in accordance with the vesting schedule set forth in Section 1 above.

(C)    Forfeiture of Granted Shares. The Restricted Shares shall automatically be forfeited and immediately returned to the Company upon the Awardee's Termination of Service; provided that if any Restricted Shares were purchased by the Awardee, then upon the Awardee's Termination of Service, the Company shall have the right to repurchase such Restricted Shares at the original price paid by the Awardee at any time during the 90-day period following the date of the Awardee's Termination of Service, provided that during any California Qualification Period, the Company must exercise such right to repurchase for either cash or cancellation of purchase money indebtedness for such unvested Shares. The certificates evidencing the Restricted Shares shall have stamped on them a special legend referring to the Company's right of repurchase.

(D)    Additional Shares or Substituted Securities. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Common Stock or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by the Company, any new, substituted, or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to a risk of forfeiture as provided herein.

(E)    Escrow. At the discretion of the Administrator, the certificates representing the granted Shares may, upon issuance, be deposited in escrow with the Company to be held in accordance with the provisions of this Stock Award Agreement. If the granted Shares are held in escrow, as provided in this subsection, any new, substituted or additional securities or other property described in Section 2.4(D) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the granted Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities) at the time held in escrow shall be paid directly to the Awardee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture thereof; or (ii) released to the Awardee upon request, but only to the extent that the granted Shares are no longer Restricted Shares.

2.5    Leave of Absence. The Awardee shall not incur a Termination of Service when the Awardee goes on any bona fide leave of absence, if the leave was approved by the Company (or Affiliate employing him or her) in writing and if continued crediting of service is required by the terms of the leave or by applicable law. The Awardee shall incur a Termination of Service when the approved leave ends, however, unless the Awardee immediately returns to active work.

2.6    Rights as a Stockholder. The Awardee shall have the rights of a stockholder of the Company, including the right to vote the granted Shares.

2.7    Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8    Vesting if Sale Prohibited by Insider Trading Policy. The Company has established an Insider Trading Policy (as such policy may be amended from time to time, the "Policy") relative to trading while in possession of material, undisclosed information. The Policy prohibits officers, directors, employees, and consultants of the Company and its subsidiaries from trading in securities of the Company during certain "Blackout Periods" as described in the Policy. If a scheduled vesting date for Shares falls on a day during such a Blackout Period, then the Shares that would otherwise have vested on such date shall not vest on such date, but shall instead vest, provided the Awardee remains a Service Provider, on the second business day after the last day of the Blackout Period applicable to the Shares.

2.9    Withholding Tax. The Company's obligation to deliver the granted Shares or to remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee's salary) in cash. At the Administrator's discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.10    Certain Federal Income Tax Issues.

(A)    Subject to provisions discussed in subsection (B) below, under Section 83 of the Code, the Awardee will recognize ordinary income upon transfer of the Shares to the Awardee, measured as the difference between the fair market value of the granted Shares on the date of transfer and the amount paid for the granted Shares, if any. The capital gain holding period will begin on the date of transfer.

(B)    To the extent that the granted Shares are subject to a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) on the Grant Date, the Awardee will not recognize ordinary income until the granted Shares are no longer subject to a substantial risk of forfeiture (i.e., as the Shares vest). The Awardee's ordinary income is measured as the difference between the amount paid for the granted Shares, if any, and the fair market value of the granted Shares when such Shares are no longer subject to a substantial risk of forfeiture. The capital gain holding period for Shares subject to a substantial risk of forfeiture begins on the date when such Shares are no longer subject to a substantial risk of forfeiture.

(C)    If the Shares are subject to a substantial risk of forfeiture, the Awardee may nonetheless accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code (the "83(b) Election"). If the Awardee makes an 83(b) Election, the excess of (i) the fair market value of the granted Shares on the Grant Date over (ii) the purchase price, if any, paid for the granted Shares will be included in the Awardee's ordinary income. If the granted Shares are later forfeited, however, the Awardee will not be entitled to a tax deduction or a refund of the tax already paid. If the Awardee makes the 83(b) Election, the Awardee will not recognize any additional income when the granted Shares vest and any appreciation in the value of the granted Shares after the election is not taxed as compensation but instead is taxed as capital gain when the granted Shares are sold.

(D)    The 83(b) Election must be filed with the Internal Revenue Service within 30 days after the Shares are transferred. If the Awardee is an employee or former employee, any ordinary income resulting from the election will be subject to applicable tax withholding requirements. The election is generally irrevocable and cannot be made after the 30-day period has expired. In the event that the Awardee makes an 83(b) Election, the Awardee (i) shall promptly provide the Company with a copy of the 83(b) Election, as filed with the Internal Revenue Service; and (ii) the Company may withhold from any payments due to the Awardee any applicable federal, state, or local taxes and such other deductions as are prescribed by law, or the Awardee will pay to the Company all such tax withholding amounts promptly upon request.

(E)    The foregoing is only a summary of the effect of U.S. federal income taxation upon the Awardee with respect to the grant of restricted shares under the Plan. It does not purport to be a complete discussion of the U.S. federal income tax consequences. It does not discuss the income tax laws of any state, municipality, or foreign country in which the Awardee's income or gain may be taxable. In any event, the Awardee is hereby advised to consult its own tax advisor as to the consequences of making an 83(b) Election. If the Awardee desires to make an 83(b) Election, then it is the Awardee's responsibility to timely make a valid election.

2.11    Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.12    Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.13    Restrictions on Resale. The Awardee agrees not to sell any Shares at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee's Termination of Service as the Administrator may specify.

2.14    Lock-Up Agreement. In connection with any underwritten public offering of Shares made by the Company pursuant to a registration statement filed under the Securities Act, the Awardee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares or any rights to acquire Shares of the Company for such period beginning on the date of filing of such registration statement with the Securities and Exchange Commission and ending at the time as may be established by the underwriters for such public offering; provided, however, that such period shall end not later than 180 days from the effective date of such registration statement. The foregoing limitation shall not apply to shares registered for sale in such public offering.

2.15    Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee's interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

2.16    No Guarantee of Continued Service. The vesting of the Shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted shares, or purchasing Shares hereunder). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee's right or the Company's right to terminate Awardee's relationship as a Service Provider at any time, with or without Cause.

By the Awardee's signature and the signature of the Company's representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE:		WELWIND ENERGY INTERNATIONAL CORP.
By:
Signature
Its:
Printed Name

Residence Address